Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clean Diesel Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-181443 and 333-183204) and Form S-8 (Nos. 333-182009, 333-151777, 333-117057, 333-33276, and 333-16939) of Clean Diesel Technologies, Inc. of our report dated March 29, 2012, with respect to the consolidated balance sheet of Clean Diesel Technologies, Inc.  and subsidiaries as of December 31, 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2012 annual report on Form 10-K of Clean Diesel Technologies, Inc.

/s/ KPMG LLP

Los Angeles, California

March 27, 2013